As filed with the U.S. Securities and Exchange Commission on May 7, 2026.

Registration No. 333-286294

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________________________

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1 ON FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Fold Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

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Delaware	6199	86-2170416
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

2942 North 24th Street, Suite 115, #42035
Phoenix, Arizona 85016
Telephone: (866) 365-3277
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

________________________________________________

Will Reeves
Chief Executive Officer
2942 North 24th Street, Suite 115, #42035
Phoenix, Arizona 85016
Telephone: (866) 365-3277
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

________________________________________________

Copies to:

Samuel P. Williams
Ivan Chaykovskiy
Brown Rudnick LLP
One Financial Center
Boston, MA 02111
Telephone: (617) 856-8200

________________________________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The registration statement of Fold Holdings, Inc. (the “Company”) on Form S-1 (File No. 333-286294) was declared effective by the Securities and Exchange Commission on April 10, 2025, as subsequently amended by Post-Effective Amendment No. 1 filed with the Securities and Exchange Commission of March 17, 2026 and declared effective on March 24, 2026 (the “Existing Registration Statement”), to which this registration statement is the Post-Effective Amendment No. 2 (the “Post-Effective Amendment No. 2”), covered the resale or other disposition from time to time by the selling securityholders named in the Existing Registration Statement or their permitted transferees of up to (i) 49,161,055 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), (ii) 925,590 SATS warrants to purchase shares of Common Stock, and (iii) 12,434,658 shares of Common Stock issuable upon exercise of the Public Warrants (as each such term is defined in the Existing Registration Statement and in this Post-Effective Amendment No. 2) (together, the “Resale Securities”).

This Post-Effective Amendment No. 2 (a) is being filed to convert the Existing Registration Statement on Form S-1 into a registration statement on Form S-3 and (b) contains an updated prospectus relating to the offer and sale of the Resale Securities. This Post-Effective Amendment No. 2 amends and restates the information contained in the Existing Registration Statement under the headings contained herein.

All filing fees payable in connection with the registration of the Resale Securities covered by this Post-Effective Amendment No. 2 were paid by the Company at the time of the initial filing of the Existing Registration Statement. No additional securities are registered hereby.

The information in this preliminary prospectus is not complete and may be changed. The securities described herein may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy the securities described herein in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION DATED May 7, 2026

FOLD HOLDINGS, INC.

Up to 49,161,055 Shares of Common Stock
925,590 SATS Warrants to Purchase Shares of Common Stock
12,434,658 Shares of Common Stock Issuable Upon Exercise of the Public Warrant

This prospectus relates to (i) the resale of 34,706,021 shares of our common stock, $0.0001 par value per share (“Common Stock”), issued in connection with the Business Combination (as defined below), by certain of the selling securityholders named in this prospectus (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”), (ii) up to 12,434,658 shares of Common Stock that are issuable upon the exercise of 12,434,658 warrants (the “Public Warrants”) originally issued in the initial public offering of Emerald (as defined below) (the “Emerald IPO”), by the holders thereof, (iii) the issuance by us and resale of 2,950,972 shares of Common Stock reserved for issuance upon the settlement of restricted stock units, (iv) the resale of 680,000 shares of Common Stock issued in connection with the Polar Transaction (as defined below), (v) the resale of 2,617,500 shares of Common Stock assigned to unaffiliated third parties by FTAC Emerald (as defined below) pursuant to non-redemption agreements in connection with the Business Combination, (vi) up to 1,959,047 shares of Common Stock that are issuable upon the exercise of the SPV Series A Warrants (as defined below), (vii) up to 869,565 shares of Common Stock issued upon the exercise of the SPV Series C Warrants (as defined below), (viii) the resale of 750,000 shares of our Common Stock issued in a private placement to SATS Credit Fund (as defined below), (ix) the issuance and resale of up to 3,702,360 shares of Common Stock issuable upon conversion of the SATS Note (as defined below (extinguished on February 26, 2026), and (x) up to 925,590 shares of Common Stock that are issuable upon the exercise of the SATS Warrant (as defined below).

On February 14, 2025, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of July 24, 2024 (the “Merger Agreement”), with Emerald, EMLD Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Emerald (“Merger Sub”), and Fold, Inc., a Delaware corporation (“Legacy Fold”). As contemplated by the Merger Agreement, Merger Sub merged with and into Legacy Fold (the “Merger”), the separate corporate existence of Merger Sub ceased and Legacy Fold survived as a wholly owned subsidiary of Emerald (collectively, the “Business Combination”). Following the closing of the Business Combination, Emerald changed its name from FTAC Emerald Acquisition Corp. to Fold Holdings, Inc. (“Fold”).

The Selling Securityholders can sell, under this prospectus, up to (a) 49,161,055 shares of Common Stock constituting approximately 105% of our issued and outstanding shares of Common Stock and approximately 387% of our issued and outstanding shares of Common Stock held by non-affiliates and (b) 925,590 Warrants constituting approximately 6.13% of our issued and outstanding Warrants (in each case as of March 31, 2025). Sales of a substantial number of our shares of Common Stock and/or Warrants in the public market by the Selling Securityholders and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our shares of Common Stock and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares of Common Stock and Warrants.

The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our securities. Despite such a decline in the public trading price, some of the Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices. Based on the closing price of our Common Stock of $1.34 on May 4, 2026, the Sponsors may experience potential profit of up to $1.337 per share (or approximately $6,508,036 in the aggregate based on the Sponsors holding 4,867,641 founder shares) based on the Sponsors’ initial purchase price of approximately $0.003 per share. Public securityholders may not be able to experience the same positive rates of return on securities they purchase due to the low price at which the Sponsors purchased the founder shares.

We are registering the resale of shares of Common Stock as required by a subscription agreement (the “Polar Subscription Agreement”), dated as of January 3, 2024, entered into by and among us, Emerald ESG Sponsor, LLC, Emerald ESG Advisors, LLC, Emerald ESG Funding, LLC and Polar.

We are also registering the resale of shares of Common Stock and warrants as required by an amended and restated registration rights agreement, dated as of February 14, 2025 (the “Registration Rights Agreement”), entered into by and among us, Emerald ESG Sponsor, LLC, Emerald ESG Advisors, LLC and the other parties listed on the signature pages thereto.

We are also registering the resale of shares of Common Stock underlying the SPV Series A Warrants and SPV Series C Warrants.

We are also registering the resale of shares of Common Stock and warrants as required by a registration rights agreement, dated as of March 12, 2025 (the “SATS Registration Rights Agreement”), entered into by and between us and SATS Credit Fund with respect to the shares of Common Stock issued to SATS Credit Fund in a private placement and the shares of Common Stock underlying the SATS Credit Fund Note and the SATS Credit Fund Warrant.

We are also registering the (i) resale of other shares of Common Stock held by certain of our stockholders and (ii) issuance and resale of shares of Common Stock reserved for issuance upon the settlement of restricted stock units, in each case, held by certain of our current and former employees and other service providers.

We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We will receive proceeds from the exercise of the Warrants for cash, but not from the sale of the shares of Common Stock issuable upon such exercise.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Common Stock. We provide more information about how the Selling Securityholders may sell the shares of Common Stock or Warrants in the section entitled “Plan of Distribution.”

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Common Stock and Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “FLD” and “FLDDW,” respectively. On May 4, 2026, the closing price of our Common Stock was $1.34 and the closing price of our Warrants was $0.164.

Our business and investment in our securities involves significant risks. These risks are described in the section titled “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is May 7, 2026.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may sell up to 49,161,055 shares of Common Stock and up to 925,590 Warrants from time to time in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of the Warrants. We will not receive any proceeds from the sale of shares of Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the shares of Common Stock and Warrants, you should refer to the Registration Statement on Form S-3 of which this prospectus is a part, including the exhibits thereto. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the Registration Statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.” We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendments, or any applicable prospectus supplement prepared by us or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. The information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on the front of the document, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any related free writing prospectus, or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus, any post-effective amendment and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus, any post-effective amendment and any applicable prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus, any post-effective amendment or any prospectus supplement that we may authorize to be provided to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

This prospectus may contain and incorporate by reference, and any prospectus supplement may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus and the applicable prospectus supplement, and under similar headings in other documents that are incorporated by reference into this prospectus. These and other factors, including those described in “Cautionary Note Regarding Forward-Looking Statements” could cause results to differ materially from those expressed in the estimates made by the independent parties and by us. Accordingly, investors should not place undue reliance on this information.

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Registrant,” and “Fold” refer to the consolidated operations of Fold Holdings, Inc. and its subsidiaries. References to “Emerald” and “FTAC Emerald” refer to the Company prior to the consummation of the Business Combination and references to “Legacy Fold” refer to Fold, Inc. prior to the consummation of the Business Combination. References to “Bitcoin” refer to the Bitcoin protocol network and references to “bitcoin” refer to the digital asset or units of bitcoin in an account.

Intellectual Property

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business, which include the Company’s “F” logo mark, “FOLD”, “FOLD CREDIT CARD”, “FOLD BITCOIN CREDIT CARD”, “FOLD BITCOIN REWARDS CREDIT CARD”, “FOLD DEBIT CARD”, “FOLD BITCOIN DEBIT CARD”, “FOLD BITCOIN REWARDS DEBIT CARD”, “FOLD GIFT CARD”, and “FOLD BITCOIN GIFT CARD”. This document may also include trademarks, service marks and tradenames that are the property of other organizations. Our use or display of any third party’s trademarks, service marks, trade names or products in this document is not intended to, and does not imply, a relationship with, endorsement of or sponsorship by us of, those third parties. Solely for convenience, trademarks, service marks and tradenames referred to in this document may appear without the ®, SM and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks, service marks and tradenames.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risks, uncertainties and assumptions described under the section in this prospectus titled “Risk Factors.” These forward-looking statements are subject to numerous risks, including, without limitation, the following:

•        risks related to our financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder;

•        volatility in the valuation of bitcoin, which may affect our operating results and our ability to obtain cash funding on favorable terms;

•        our reliance upon third-party partners, including reliance on only one custodian, BitGo (as defined below);

•        changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        the implementation, market acceptance and success of Fold’s business model;

•        increased competition as the crypto-economy develops;

•        a still-developing and uncertain regulatory landscape;

•        our ability to scale and develop new products, such as the Fold Bitcoin Credit Card (the “Fold Credit Card”), in a cost-effective manner;

•        developments and projections relating to our competitors and industry;

•        our future capital requirements and sources and uses of cash;

•        our success in retaining or recruiting, or changes required in, officers, key employees or directors;

•        the size of the addressable markets for our products and services;

•        the impact of geopolitical, macroeconomic and market conditions, including the ongoing war between Russia and Ukraine, the war among Iran, Israel and the United States, and the global response to such hostilities, which may negatively impact our operating results;

•        other risks and uncertainties described in our Annual Report on Form 10-K, including under the heading “Item 1A — Risk Factors” in such Annual Report; and

•        those factors in the other documents filed by Fold from time to time with the U.S. Securities and Exchange Commission.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.

You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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PROSPECTUS SUMMARY

This summary highlights important features of this offering and selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. This summary does not contain all of the information that may be important to you in making your investment decision. You should carefully read the entire prospectus and any applicable prospectus supplement, including the risks of investing in our securities discussed under the sections titled “Risk Factors” contained in this prospectus and any applicable prospectus supplement, and under similar sections in the other documents that are incorporated by reference into this prospectus. You should also carefully read the other information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

ABOUT FOLD HOLDINGS, INC.

Overview

Founded in 2019, Fold is a bitcoin-focused financial services company dedicated to expanding access to bitcoin through a comprehensive suite of consumer financial products. Fold was formed to build a modern financial services platform that allows consumers to accumulate, save, and use bitcoin in connection with their everyday financial lives and long-term planning.

Fold has built a banking and payments platform that operates across both U.S. dollars and bitcoin, and is designed to connect these systems in a seamless manner. By integrating traditional banking services with bitcoin-based rewards and savings functionality, Fold seeks to help customers compound positive financial outcomes over time while maintaining familiar financial workflows.

Fold’s consumer offerings include an FDIC-insured checking account, a Visa prepaid debit card, bill payment services, a bitcoin rewards credit card, a bitcoin gift card, and an extensive catalog of merchant reward offers. Fold also partners with BitGo Bank & Trust, National Association (f/k/a BitGo Trust Company, Inc.), a federally chartered national trust bank (“BitGo”), a national trust bank that is subject to supervision, examination and enforcement by the Office of Comptroller of the Currency, to offer bitcoin exchange and custody services in all 50 states, supported by institutional-grade custody infrastructure. By integrating bitcoin into traditional financial products and regulated financial rails, Fold aims to serve as a trusted entry point for consumers seeking to incorporate bitcoin into everyday financial activity in a responsible and accessible manner.

Fold believes we are operating amid a long-term generational transition in how households think about savings, security, and wealth preservation. As wealth transfers from older generations to Millennials and Generation Z, Fold believes that younger households increasingly view bitcoin not as a peripheral or alternative asset, but as a core component of their financial lives. Fold believes this generational transition has the potential to drive meaningful changes in how families structure wealth, plan for the future, and transfer value across generations.

Fold is building infrastructure and distribution channels to support this transition. In addition to its direct-to-consumer platform, Fold is expanding the availability of its bitcoin services through partnerships with large online and physical retailers, enabling consumers to engage with bitcoin through familiar commercial environments. Fold has also made portions of its consumer platform available to employers, allowing companies to offer bitcoin-enabled financial benefits and services to their workforce, extending Fold’s presence beyond the household and into the workplace.

In addition to enabling customers to accumulate bitcoin through rewards and financial activity, Fold also holds bitcoin as part of its corporate treasury. Fold views this treasury strategy as a reflection of alignment between Fold and its customers, providing exposure to the long-term value of bitcoin while supporting the financial strength and durability of the operating business. Fold considers its treasury allocation to be part of a disciplined capital strategy designed to support long-term operations and stockholder interests, rather than short-term financial outcomes.

Fold’s products and services are available in the United States through the Fold mobile application (the “Fold App”).

The Business Combination

On July 24, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with EMLD Merger Sub, Inc., a direct, wholly owned subsidiary of FTAC Emerald (“Merger Sub”) and Legacy Fold, pursuant to which Merger Sub would merge with and into Legacy Fold, with Legacy Fold surviving the merger as a wholly owned subsidiary of the Company (the “Business Combination” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”).

On February 14, 2025 (the “Closing Date”), pursuant to the Merger Agreement, Merger Sub merged with and into Legacy Fold, with Legacy Fold surviving the merger as a wholly owned subsidiary of the Company (the “Closing”).

In connection with Closing, we changed our name to Fold Holdings, Inc. While we are the legal acquirer of Legacy Fold in the Business Combination, Legacy Fold is deemed to be the accounting acquirer, and the historical financial statements of Legacy Fold became the historical financial statements of the Company upon the Closing of the Transactions.

The rights of holders of our Common Stock and Warrants are governed by our Third Amended and Restated certificate of incorporation (the “certificate of incorporation”), our amended and restated bylaws (the “bylaws”), and the Delaware General Corporation Law (the “DGCL”). See the section entitled “Description of Capital Stock.”

Private Placements

On January 3, 2024, FTAC Emerald entered into the Polar Subscription Agreement with the Sponsors (as defined below) and Polar Multi-Strategy Master Fund (“Polar”) pursuant to which Polar agreed to contribute to FTAC Emerald up to $550,000 (the “Polar Contribution”) to be repaid upon the closing of the Business Combination in cash or in shares of Common Stock of Fold, at a rate of 1.0 share for each ten dollars ($10.00). In addition, FTAC Emerald agreed to issue to Polar, 1.0 share of Common Stock of Fold for each dollar of the Polar Contribution funded as of or prior to the closing of the Business Combination. FTAC Emerald and Polar also entered into (i) a Non-Redemption Agreement dated as of September 11, 2023, (ii) a Non-Redemption Agreement dated as of January 16, 2024 and (iii) a Contingent Share Transfer Agreement dated as of February 14, 2025 (collectively, the Polar NRAs”), pursuant to which FTAC Emerald agreed to issue to Polar an additional 130,000 shares of Common Stock of Fold. The transactions contemplated by the Polar Subscription Agreement and the Polar NRAs are referred to herein collectively as the “Polar Transaction.”

On December 24, 2024, Legacy Fold entered into a Securities Purchase Agreement (the “SPV SPA”) with an institutional investor (the “Investor”) pursuant to which the Investor purchased a note with an aggregate principal amount of $20.0 million which is convertible to shares of Common Stock of Fold following the Business Combination (the “Initial SPV Note”). Fold also issued Series A, Series B, and Series C Warrants to the Investor for approximately 0.9 million, 0.5 million, and 0.9 million shares, respectively (the “SPV Warrants”). The transactions contemplated by the SPV SPA are collectively referred to herein as the “SPV Transaction.”

On March 6, 2025, Fold entered into a Securities Purchase Agreement the (“SATS SPA”) with SATS Credit Fund LP (“SATS Credit Fund”) pursuant to which SATS Credit Fund purchased a note with an aggregate principal amount of approximately $46.3 million which is convertible into an aggregate of approximately 3.7 million shares of Common Stock of Fold (the “SATS Note”). Fold also issued a warrant to SATS Credit Fund for 925,590 shares of Common Stock (the “SATS Warrant” and, together with the SPV Warrants, the Public Warrants, “Warrants”). SATS Credit Fund also received 750,000 shares of Common Stock of Fold as consideration for entry into the SATS SPA. The transactions contemplated by the SATS SPA are collectively referred to herein as the “SATS Transaction.”

Corporate Information and Principal Executive Office

Our common stock is listed on the Nasdaq under the ticker symbol “FLD.” Our principal executive office is located at 2942 North 24th Street, Suite 115 #42035, Phoenix, Arizona 85016, and our telephone number is (866) 365-3277. Our website address is www.foldapp.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year and public for less than five years, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•        the option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•        not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•        reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of the initial public offering of our securities, which was consummated on December 20, 2021. However, if (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period or (iii) we become a “large accelerated filer” (as defined in Rule 12b-2 under the Exchange Act) prior to the end of such five-year period, we will cease to be an emerging growth company. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Smaller Reporting Company

We are also a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates equals or exceeds $250 million as of the prior June 30th, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates equals or exceeds $700 million as of the prior June 30th. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

THE OFFERING

Issuer	Fold Holdings, Inc. (f/k/a FTAC Emerald Acquisition Corp).
Shares of Common Stock Offered by us	12,434,658 shares of Common Stock issuable upon exercise of Public Warrants.
Shares of Common Stock Offered by the Selling Securityholders

49,161,055 shares of Common Stock, which consists of (i) 34,706,021 shares of Common Stock issued in connection with the Business Combination, (ii) 2,950,972 shares of Common Stock reserved for issuance upon the settlement of restricted stock units, (iii) 680,000 shares of Common Stock issued in connection with the Polar Transaction, (iv) 2,617,500 shares of Common Stock assigned to unaffiliated third parties by FTAC Emerald pursuant to non-redemption agreements in connection with the Business Combination, (v) 750,000 shares of Common Stock issued in a private placement to SATS Credit Fund, (vi) 3,702,360 shares of Common Stock issuable upon conversion of the SATS Note, (vii) 1,959,047 shares of Common Stock issuable upon conversion of SPV Series A Warrants, (viii) 869,565 shares of Common Stock issuable upon conversion of SPV Series C Warrants, and (ix) 925,590 shares of Common Stock issuable upon conversion of SATS Warrants.

Warrants Offered by the Selling Securityholders	SATS Warrants exercisable for 925,590 shares of Common Stock.
Shares of Common Stock Outstanding Prior to this Offering	46,888,876 shares of Common Stock (as of March 31, 2025).
Warrants Outstanding Prior to this Offering	15,099,378 Warrants (as of March 31, 2025).
Exercise Price per Public Warrant	$11.50
Exercise Price per SPV Warrant	Series A Warrants: $12.50 Series C Warrants: $9.00
Exercise Price per SATS Warrant	$15.00
Use of Proceeds

We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We will receive proceeds from the exercise of the Warrants for cash, but not from the sale of the shares of Common Stock issuable upon such exercise. On May 4, 2026, the last reported sales price of our Common Stock was $1.34 and the exercise price per share of the SPV Warrants and the SATS Warrant ranges from $9.00 to $15.00. The exercise price of the majority of the SPV Warrants and the SATS Warrant is significantly higher than the current market price of our Common Stock and accordingly, it is highly unlikely that SPV Warrants and SATS Warrant holders will exercise their SPV Warrants and SATS Warrant in the foreseeable future. Cash proceeds associated with the exercises of the SPV Warrants and the SATS Warrant are dependent on our stock price and given the recent price volatility of our Common Stock and relative lack of liquidity in our stock, there is no certainty that SPV Warrants and SATS Warrant holders will exercise their SPV Warrants and SATS Warrant and, accordingly, we may not receive any cash proceeds in relation to our outstanding SPV Warrants and SATS Warrant. See “Use of Proceeds.”

Market for Common Stock and Warrants	Our Common Stock is listed on Nasdaq under the symbol “FLD.” Our Public Warrants are listed on Nasdaq under the symbol “FLDDW.”
Risk Factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

The number of shares of our Common Stock to be outstanding after this offering is based on 46,716,520 shares outstanding as of July 1, 2025, and excludes, unless otherwise stated:

•        5,924,582 shares of our Common Stock issuable upon conversion of the outstanding Notes;

•        15,099,378 shares of our Common Stock issuable upon exercise of outstanding warrants, with an average exercise price of $11.63 per share; and

•        3,574,446 shares of our Common Stock issuable upon vesting of issued restricted stock units (as of June 30, 2025).

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement, and discussed under the heading “Risk Factors” contained in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference. The risks described in these documents are not the only ones we face, but those we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also read carefully the section under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We will receive proceeds from the exercise of the Warrants for cash, but not from the sale of the shares of Common Stock issuable upon such exercise.

The Company may receive up to an aggregate of approximately $35 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants. To the extent that Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease, potentially to zero. On May 4, 2026, the last reported sales price of our Common Stock was $1.34 and the exercise price per share of the Warrants ranges from $11.50 to $15.00. The exercise price of the Warrants is significantly higher than the current market price of our Common Stock and accordingly, it is highly unlikely that Warrant holders will exercise their Warrants in the foreseeable future. Cash proceeds associated with the exercises of the Warrants are dependent on our stock price and given the recent price volatility of our Common Stock and relative lack of liquidity in our stock, there is no certainty that Warrant holders will exercise their Warrants and, accordingly, we may not receive any cash proceeds in relation to our outstanding Warrants. See “Description of Capital Stock” for additional information regarding the Warrants.

We expect to use the net proceeds received from the Sellers from the exercise of the Warrants, if any, for general corporate purposes, which may include funding working capital requirements, capital expenditures, acquisitions and other business opportunities and the repayment of indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants. See “Plan of Distribution” elsewhere in this prospectus for more information.

The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of our Common Stock or Warrants may be resold by the Selling Securityholders under this prospectus. The actual offering price by the Selling Securityholders of the shares of Common Stock or Warrants covered by this prospectus will be determined by prevailing market prices at the time of the sale, by private transactions negotiated by the Selling Securityholders or as otherwise described in the section under the heading “Plan of Distribution.”

SELLING SECURITYHOLDERS

This prospectus relates to (i) the resale of 34,706,021 shares of our common stock issued in connection with the Business Combination by certain of the Selling Securityholders, (ii) the resale of 12,434,658 shares of Common Stock that are issuable upon the exercise of warrants originally issued in the initial public offering of Emerald, (iii) the issuance by us and resale of 2,950,972 shares of Common Stock reserved for issuance upon the settlement of restricted stock units, (iv) the resale of 680,000 shares of Common Stock issued in connection with the Polar Transaction by certain of the Selling Securityholders, (v) the resale of 2,617,500 shares of Common Stock assigned to unaffiliated third parties by FTAC Emerald (as defined below) pursuant to non-redemption agreements in connection with the Business Combination, (vi) the issuance and resale of up to 1,959,047 shares of Common Stock that are issuable upon the exercise of the SPV Series A Warrants, (vi) the issuance and resale of up to 869,565 shares of Common Stock that are issuable upon the exercise of the SPV Series C Warrants, (vii) the resale of 750,000 shares of Common Stock issued in a private placement to SATS Credit Fund, (viii) the issuance by us and resale of 3,702,360 shares of Common Stock issuable upon conversion of the SATS Note (extinguished on February 26,, 2026), and (ix) the issuance and resale of up to 925,590 shares of Common Stock that are issuable upon the exercise of the SATS Warrants.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, and the aggregate number of shares of Common Stock and warrants that the Selling Securityholders may offer pursuant to this prospectus. The table does not include the issuance by us and resale of 2,950,972 shares of Common Stock reserved for issuance upon the settlement of restricted stock units, which is also covered by this prospectus.

Unless otherwise noted, the address of each Selling Securityholder is c/o Fold Holdings, Inc., 2942 North 24th Street, Suite 115, #42035, Phoenix, AZ 85016. Percentage ownership is based on 46,888,876 shares of Common Stock and 15,099,378 Warrants outstanding as of March 28, 2025.

	Securities Beneficially Owned prior to this Offering			Securities to be Offered in this Offering			Securities Beneficially Owned after this Offering
Names	Shares of Common Stock		Warrants	Shares of Common Stock(1)		Warrants(2)	Shares of Common Stock		Percentage	Warrants	Percentage
ATW Growth Opportunities SPV, LLC(3)	5,204,087	(4)	—	2,828,612	(5)	—	—	(6)	—	—	—
SATS Credit Fund LP	5,377,950		925,590	5,377,950		925,590	—		—	—	—
Emerald ESG Sponsor, LLC	3,192,473		—	3,192,473		—	—		—	—	—
Emerald ESG Advisors, LLC	2,410,185		—	2,410,185		—	—		—	—	—
Thesis, Inc.	4,127,542		—	4,127,542		—	—		—	—	—
Craft Ventures II, L.P.	3,643,947		—	3,643,947		—	—		—	—	—
Polar Multi-Strategy Master Fund(7)	680,000		—	680,000		—	—		—	—	—
LOW TIME PREFERENCE FUND II, LLC	3,365,299		—	3,365,299		—	—		—	—	—
Ten31 Join the Fold LLC	1,682,670		—	1,682,670		—	—		—	—	—
Fulgur Frontier Capital LP	6,548,430		—	6,548,430		—	—		—	—	—
Fulgur Ventures I LP	4,360,344		—	4,360,344		—	—		—	—	—
M13 Ventures II, L.P.	1,616,317		—	1,616,317		—	—		—	—	—
TipTree Inc.	225,000		—	225,000		—	—		—	—	—
Bankers Life Insurance Company of Louisiana	2,859		—	2,859		—	—		—	—	—
Blue Ridge Indemnity Company	13,568		—	13,568		—	—		—	—	—
Fortegra Indemnity Insurance Company, Ltd.	35,013		—	35,013		—	—		—	—	—
Fortegra Specialty Insurance Company	53,171		—	53,171		—	—		—	—	—
Insurance Company of the South	24,920		—	24,920		—	—		—	—	—
Life of the South Insurance Company	20,994		—	20,994		—	—		—	—	—

	Securities Beneficially Owned prior to this Offering		Securities to be Offered in this Offering		Securities Beneficially Owned after this Offering
Names	Shares of Common Stock	Warrants	Shares of Common Stock(1)	Warrants(2)	Shares of Common Stock	Percentage	Warrants	Percentage
Lyndon Southern Insurance Company	59,581	—	59,581	—	—	—	—	—
Response Indemnity Company of California	13,562	—	13,562	—	—	—	—	—
Southern Financial Life Insurance Company	1,332	—	1,332	—	—	—	—	—
Will Reeves	3,110,565	—	3,110,565	—	—	—	—	—
Wolfe Repass	259,503	—	259,503	—	—	—	—	—
Thomas Dickman	360,146	—	360,146	—	—	—	—	—
Jonathan Kirkwood	10,425,919	925,590	10,425,919	925,590	—	—	—	—
Nicolleta Goncalves	132,480	—	132,480	—	—	—	—	—
Alberta Investment Management Corporation(8)	140,000	—	140,000	—	—	—	—	—
Dryden Capital, LLC(9)	370,000	—	370,000	—	—	—	—	—
Exos Collateralized SPAC Holdings Fund LP(10)	105,000	—	105,000	—	—	—	—	—
Fir Tree Value Master Fund, LP(11)	24,341	—	24,341	—	—	—	—	—
FT SOF XIII (SPAC) Holdings, LLC(11)	33,014	—	33,014	—	—	—	—	—
BOSTON PATRIOT MERRIMACK ST. LLC(11)	92,645	—	92,645	—	—	—	—	—
Kepos Special Opportunities Master Fund L.P.(12)	190,000	—	190,000	—	—	—	—	—
Nautilus Master Fund, L.P.(13)	187,500	—	187,500	—	—	—	—	—
RIVERNORTH SPAC ARBITRAGE FUND, LP(14)	200,000	—	200,000	—	—	—	—	—
RK Capital Partners LP(15)	225,000	—	225,000	—	—	—	—	—
North Commerce Parkway Capital LP(15)	100,000	—	100,000	—	—	—	—	—
Atlas Merchant Capital SPAC Fund I LP(16)	325,000	—	325,000	—	—	—	—	—
Funicular Funds, LP(17)	85,000	—	85,000	—	—	—	—	—
Fifth Lane Partners Fund LP(18)	125,000	—	125,000	—	—	—	—	—
Harraden Circle Investors, LP(19)	143,059	—	143,059	—	—	—	—	—
Warbasse67 Fund LLC(19)	11,239	—	11,239	—	—	—	—	—
Frederick V. Fortmiller, Jr.(19)	8,402	—	8,402	—	—	—	—	—
Gantcher Family Limited Partnership(19)	9,130	—	9,130	—	—	—	—	—
Altana Calderwood Specialist Alpha Fund(19)	3,170	—	3,170	—	—	—	—	—
TQ Master Fund LP(20)	40,000	—	40,000	—	—	—	—	—
Sea Otter Trading, LLC(21)	200,000	—	200,000	—	—	—	—	—
Union Square Park Partners, LP(22)	192,851	—	192,851	—	—	—	—	—
Union Square Park Investments, LLC(22)	48,213	—	48,213	—	—	—	—	—

____________

(1)      The amounts set forth in this column are the number of shares of Common Stock that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other shares of our Common Stock that the Selling Securityholder may own beneficially or otherwise.

(2)      The amounts set forth in this column are the number of warrants that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other warrants that the Selling Securityholder may own beneficially or otherwise.

(3)      ATW Partners Opportunities Fund II GP, LLC (“General Partner”) acts as the manager of ATW Growth Opportunities SPV, LLC (“SPV”). ATW Partners Opportunities Management LLC (“Investment Manager”) acts as the investment manager of SPV. General Partner and Investment Manager may be deemed to have voting and dispositive power with respect to the shares of Common Stock held by SPV and may be deemed to be the beneficial owner of these shares. Antonio Ruiz-Gimenez and Kerry Propper serve as managing members of Investment Manager. The managing members of Investment Manager, in their capacity as managing members, may also be deemed to have investment discretion and voting power over the shares of Common Stock held by SPV. General Partner, Investment Manager, and the managing members each disclaim beneficial ownership of the shares held by SPV. The address of the principal business office of each of General Partner, Investment Manager, and SPV is 1 Pennsylvania Plaza, Suite # 4810, New York, New York 10119.

(4)     This number represents the number of shares of Common Stock beneficially owned by this Selling Securityholder as of March 28, 2025 after giving effect to the Maximum Percentage (as defined below). Under the terms of the SPV Initial Note and the SPV Warrants, a Selling Securityholder may not convert the SPV Notes or exercise the SPV Warrants to the extent such Selling Securityholder or any of its affiliates would beneficially own a number of shares of our Common Stock which would exceed 9.99% (the “Maximum Percentage”) of our outstanding shares. Applicable percentage ownership is based on 46,888,876 shares of Common Stock outstanding as of March 28, 2025. Without regard to the Maximum Percentage, as of March 28, 2025, this Selling Securityholder would beneficially own an aggregate of 7,186,539 shares of our Common Stock, consisting of (1) 4,357,929 shares of Common Stock underlying the SPV Initial Note, converted at an alternate exercise price of $6.24, none of which shares are being registered under this prospectus, (2) 1,959,047 shares of Common Stock underlying the SPV Series A Warrants, exercisable at an exercise price of $12.50, all of which shares are being registered under this prospectus, and (3) 869,565 shares of Common Stock underlying the SPV Series C Warrants, exercisable at an exercise price of $11.50, all of which shares are being registered under this prospectus. On June 16, 2025, the Company entered into that certain Waiver, Amendment and Joinder Agreement which, among other things, reduced the Exercise Price of the Series C Warrants to $9.00 (see the discussion below, under the heading “Waiver, Amendment and Joinder Agreement”).

(5)      For purposes of the calculations of Common Stock to be sold pursuant to this prospectus we are assuming (a) the exercise of all of the SPV Series A Warrants and the SPV Series C Warrants and (b) that all of the additional notes issuable pursuant to the SPV SPA have been issued as of the date of this prospectus.

(6)      Represents the amount of shares that will be held by this Selling Securityholder after completion of this offering based on the assumptions that (a) all shares of Common Stock underlying the Initial SPV Note and the SPV Warrants registered for sale by the registration statement of which this prospectus is part of will be sold and (b) no other shares of Common Stock are acquired or sold by this Selling Securityholder prior to completion of this offering. However, this Selling Securityholder may sell all, some or none of such shares offered pursuant to this prospectus and may sell other shares of Common Stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(7)      Consists of 680,000 shares of Common Stock held directly by the selling securityholder. The shares of Common Stock are being registered in accordance with the terms of the Subscription Agreement. Polar Multi-Strategy Master Fund (the “Polar Fund”) is under management by Polar Asset Management Partners Inc. (“PAMPI”). PAMPI serves as Investment Advisor to the Polar Fund and has control and discretion over the securities held by the Polar Fund. As such, PAMPI may be deemed the beneficial owner of the securities held by the Polar Fund. PAMPI disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest therein. The ultimate natural persons who have voting and dispositive power over the securities held by the Polar Fund are Paul Sabourin and Abdalla Ruken, Co-Chief Investment Officers of PAMPI. The address of the Polar Fund is c/o Polar Asset Management Partners Inc., 16 York Street, Suite 2900, Toronto, ON, M5J 0E6, Canada.

(8)      Consists of 140,000 shares of Common Stock held directly by the selling securityholder. The shares of Common Stock are being registered in accordance with the terms of the Registration Rights Agreement. Alberta Investment Management Corporation is a body corporate established as an agent of the Crown in right of the Province of Alberta and manages funds on behalf of a diverse set of Alberta public sector clients for which it serves as investment manager. The address of Alberta Investment Management Corporation is 1600 – 10250 101 Street NW, Edmonton, AB, T5J 3P4, Canada.

(9)      Consists of 370,000 shares of Common Stock held directly by the selling securityholder. The shares of Common Stock are being registered in accordance with the terms of the Registration Rights Agreement. T. Matthew Buffington and Matthew C. Leavitt are the controlling stockholders of Dryden Capital, LLC. The address of Dryden Capital, LLC is 777 Brickell Ave, Suite 500, Miami, FL 33131.

(10)    Consists of 105,000 shares of Common Stock held directly by the selling securityholder. The shares of Common Stock are being registered in accordance with the terms of the Registration Rights Agreement. Exos Collateralized SPAC Holdings Fund GP LLC (“Exos GP”) is the general partner of, and Exos Asset Management LLC (“Exos Manager”; and together with Exos GP, the “Exos Entities”)) is the investment manager to, Exos Collateralized SPAC Holdings Fund LP (the “Exos Fund”). Accordingly, each of the Exos Entities may be deemed to indirectly beneficially own the shares owned directly by the Exos Fund. The address of EXOS COLLATERALIZED SPAC HOLDINGS FUND LP is 1370 Broadway, Suite 1450, New York, NY 10018.

(11)    All holdings by entities associated with Fir Capital consist of (a) 24,341 shares of Common Stock held by Fir Tree Value Master Fund, LP, (b) 33,014 shares of Common Stock held by FT SOF XIII (SPAC) Holdings, LLC, and (c) 92,645 shares of Common Stock held by BOSTON PATRIOT MERRIMACK ST. LLC. Fir Capital Management LP is the investment manager of Fir Tree Value Master Fund, LP, FT SOF XIII (SPAC) Holdings, LLC, and BOSTON PATRIOT MERRIMACK ST. LLC and exercises voting and dispositive power over the shares noted herein held by Fir Tree Value Master Fund, LP, FT SOF XIII (SPAC) Holdings, LLC, and BOSTON PATRIOT MERRIMACK ST. LLC. Clinton Biondo and David Sultan are the managing partners of Fir Capital Management LP. Each of Fir Capital Management LP, Fir Tree Value Master Fund, LP, FT SOF XIII (SPAC) Holdings, LLC, and BOSTON PATRIOT MERRIMACK ST. LLC and the individual managing partners separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is C/O Fir Tree Capital Management, 500 Fifth Avenue, 9th Floor, New York, NY 10110.

(12)    Consists of 190,000 shares of Common Stock held directly by the selling securityholder. The shares of Common Stock are being registered in accordance with the terms of the Registration Rights Agreement. Kepos Capital LP is the investment manager of the “Kepos Funds”, and Kepos Partners LLC is the general partner of the Kepos Funds. Therefore, Kepos Capital LP and Kepos Partners LLC may each be deemed to have voting control and investment power with respect to the shares held by the Kepos Funds. The general partner of Kepos Capital LP is Kepos Capital GP LLC (the “Kepos GP”) and the managing member of Kepos Partners LLC is Kepos Partners MM LLC (“Kepos MM”). Mark Carhart controls Kepos GP and Kepos MM and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by the Kepos Funds. Mr. Carhart disclaims beneficial ownership of the shares held by the Kepos Funds. The address of Kepos Capital LP and Mr. Carhart is 11 Times Square, 35th Floor, New York, NY 10036.

(13)    Consists of 187,500 shares of Common Stock held directly by the selling securityholder. The shares of Common Stock are being registered in accordance with the terms of the Registration Rights Agreement. Voting and investment power over the interests held by Nautilus Master Fund, L.P. resides with its investment manager, Periscope Capital Inc. Jamie Wise is the Chief Executive Officer of Periscope Capital Inc. and may be deemed to be the beneficial owner of the interests held by Nautilus Master Fund, L.P. Jamie Wise and Periscope Capital Inc., however, disclaim any beneficial ownership of the interests held by Nautilus Master Fund, L.P. The address of the foregoing individual and entities is c/o Periscope Capital Inc., Bay Adelaide Centre, 333 Bay Street, Suite 1240, Toronto, ON, M5H 2R2, Canada.

(14)    Consists of 200,000 shares of Common Stock held directly by the selling securityholder. The shares of Common Stock are being registered in accordance with the terms of the Registration Rights Agreement. RiverNorth Capital Management, LLC (“RiverNorth”), the general partner of RiverNorth Capital Partners, LP and RiverNorth Institutional Partners LP. And the Managing Member of RiverNorth SPAC Arbitrage GP, the general partner of RiverNorth SPAC Arbitrage Fund, LP (together with RiverNorth Capital Partners, LP and RiverNorth Institutional Partners, LP, the “RiverNorth Funds”) has beneficial ownership of the shares held by the RiverNorth Funds. Brian H. Schmucker and Patrick W. Galley are deemed control person of RiverNorth. The address for these entities and individuals is 360 South Rosemary Avenue, Suite 1420, West Palm Beach, Florida, 33401.

(15)    All holdings by entities associated with RK Capital consist of (a) 225,000 shares of Common Stock held by RK Capital Partners LP and (b) 100,000 shares of Common Stock held by North Commerce Parkway Capital LP. Jordan Abisch, managing partner of RK Capital Management, LLC who manages RK Capital Partners LP and North Commerce Parkway Capital LP has voting and investment power over the shares held by RK Capital Partners LP and North Commerce Parkway Capital LP. The principal address of the foregoing entities is c/o RK Capital Management LLC, 2200 N Commerce Pkwy, Ste 200, Weston, FL 33326.

(16)    Consists of 325,000 shares of Common Stock held directly by the selling securityholder. The shares of Common Stock are being registered in accordance with the terms of the Registration Rights Agreement. Atlas Merchant Capital LLC (the “Advisor”) is a registered investment advisor and the investment manager of Atlas Merchant Capital SPAC Fund I LP (the “Fund”). Atlas Merchant Capital Holdings, Ltd. (“Holdings”) is the managing member of the Advisor; Atlas Merchant Capital LP (“AMC Capital”) is the sole voting shareholder of Holdings; and Atlas Merchant Capital GP LLC (“AMC-GP”) is the general partner of AMC Capital. AMC SPAC Fund GP LP (the “General Partner”) is the general partner of the Fund and AMC SPAC Fund MGP LLC (“AMC SPAC MGP”) is the general partner of the General Partner. Robert E. Diamond and David I. Schamis are the sole members of AMC-GP and AMC SPAC MGP. Each of the Advisor, Holdings, AMC Capital, AMC-GP, the General Partner, AMC SPAC MGP and Messrs. Diamond and Shamis may be deemed to indirectly beneficially own the shares directly held by the Fund, but each of such persons disclaims such beneficial ownership except to the extent of its of his pecuniary interest in the shares held by the Fund. The address of the persons listed above is 477 Madison Ave., 22nd Floor, New York, NY 10022.

(17)    Consists of 85,000 shares of Common Stock held directly by the selling securityholder. The shares of Common Stock are being registered in accordance with the terms of the Registration Rights Agreement. Jacob Ma-Weaver has voting and dispositive power over securities held by Funicular Funds. Mr. Ma-Weaver disclaims any beneficial ownership of the securities held by Funicular Funds other than to the extent of his pecuniary interest therein. The business address of the foregoing entity and individual is 601 California Street, Suite 1151, San Francisco, CA 94108.

(18)    Consists of 125,000 shares of Common Stock held directly by the selling securityholder. The shares of Common Stock are being registered in accordance with the terms of the Registration Rights Agreement. Fifth Lane Partners Fund, LP is managed by Fifth Lane GP, LP (its General Partner) and Fifth Lane Capital, LP (its Investment Manager). Cavan Copeland is the sole decision marker and principal for all Fifth Lane entities. The address of the entity listed above is 1825 Kramer Ln, Ste 200, Austin, TX 78758.

(19)    All holdings by entities associated with Federick V. Fortmiller, Jr. consist of (a) 143,059 shares of Common Stock held by Harraden Circle Investors, LP, (b) 11,239 shares of Common Stock held by Warbasse67 Fund LLC, (c) 8,402 shares of Common Stock held by Frederick V. Fortmiller, Jr., (d) 9,130 shares of Common Stock held by Gantcher Family Limited Partnership, and (e) 3,170 shares of Common Stock held by Altana Calderwood Specialist Alpha Fund. Harraden Circle Investments, LLC is the investment manager of Harraden Circle Investors, LP, Warbasse67 Fund LLC, Gantcher Family Limited Partnership, and Altana Calderwood Specialist Alpha Fund and exercises voting and dispositive power over the shares noted herein held by Harraden Circle Investors, LP, Warbasse67 Fund LLC, Gantcher Family Limited Partnership, and Altana Calderwood Specialist Alpha Fund. Frederick V. Fortmiller, Jr. is the managing member of Harraden Circle Investments, LLC. Each of Harraden Circle Investments, LLC, Harraden Circle Investors, LP, Warbasse67 Fund LLC, Gantcher Family Limited Partnership, and Altana Calderwood Specialist Alpha Fund and the individual managing member separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is 299 Park Ave., 21st Floor, New York, NY 10171.

(20)    Consists of 40,000 shares of Common Stock held directly by the selling securityholder. The shares of Common Stock are being registered in accordance with the terms of the Registration Rights Agreement. The Quarry LP, the investment adviser of TQ Master Fund LP, is controlled by its Founder and Chief Investment Officer Peter Bremberg, who, in such capacity has voting power and investment power with respect to the shares held by TQ Master Fund LP and therefore may be deemed to be the beneficial owner of such shares. The address of TQ Master Fund LP is c/o The Quarry LP, 331 Park Avenue South, 3rd Floor, New York, NY 10010.

(21)    Consists of 200,000 shares of Common Stock held directly by the selling securityholder. The shares of Common Stock are being registered in accordance with the terms of the Registration Rights Agreement. Sea Otter Advisors LLC is the advisor of Sea Otter Trading LLC and has investment and dispositive power over the securities held by these entities. Peter Smith and Nicholas Fahey are the Managing Members of Sea Otter Advisors, LLC and may be deemed to have voting and investment control with respect to the securities held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported securities other than to the extent of any pecuniary interest that the party may have therein. The business address of these entities is 107 Grand Street, New York, NY 10013.

(22)    Based on the information provided by Union Square Park Partners, LP and Union Square Park Investments, LLC. The business address of the persons noted is 1120 Avenue of the Americas, Suite 1502, New York, NY 10036.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes some of the terms of our certificate of incorporation and bylaws and the DGCL. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and bylaws, each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our authorized capital stock consists of 600,000,000 shares of Common Stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock are issued or outstanding. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Voting Power

Except as otherwise required by law, as otherwise provided in our certificate of incorporation (as may be amended from time to time) or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of shares of our Common Stock possess all voting power for the election of directors and all other matters requiring stockholder action. Holders of shares of our Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders.

Dividends

Subject to applicable law, the rights and preferences of the holders of our preferred stock and any other provisions of our certificate of incorporation, as it may be amended from time to time, holders of our Common Stock are entitled to receive such dividends and other distributions in cash, stock or property of Fold when, as and if declared thereon by our Board, in its discretion, from time to time out of assets or funds of Fold legally available therefor.

Liquidation, Dissolution and Winding Up

Subject to the rights of holders of our preferred stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of our preferred stock ranking senior to the shares of our Common Stock upon such dissolution, liquidation or winding up, if any, our remaining net assets will be distributed to the holders of our Common Stock and the holders of any other class or series of capital stock ranking equally with our Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights. No sinking fund provisions are applicable to our Common Stock.

Preferred Stock

Our Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series or the designation of any series, all to the fullest extent now or hereafter permitted by the DGCL. The issuance of our preferred stock could have the effect of decreasing the trading price of our Common Stock, restricting dividends on the capital stock of Fold, diluting the voting power of our Common Stock, impairing the liquidation rights of the capital stock of Fold, or delaying or preventing a change in control of Fold.

Registration Rights

Amended and Restated Registration Rights Agreement

In connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, the Company, Emerald ESG Sponsor LLC (“ESG Sponsor”), Emerald ESG Advisors, LLC (“ESG Advisors”) and Emerald ESG Funding, LLC (“ESG Funding” and, collectively with ESG Sponsor and ESG Advisors, the “Sponsors”), certain stockholders of Legacy Fold and certain stockholders of the Company (collectively, the “Registration Rights Holders”) entered into an Amended and Restated Registration Rights Agreement, dated as of February 14, 2025 (the “A&R Registration Rights Agreement”).

Polar Subscription Agreement

In connection with the Polar Contribution, we and Polar entered into a subscription agreement, dated January 3, 2024 (the “Polar Subscription Agreement”). Pursuant to Section 1.4 of the Polar Subscription Agreement, we agreed to register for resale certain shares of our Common Stock that are held by Polar to the extent feasible and in compliance with all applicable laws and regulations by filing a registration statement no later than 30 days after the closing of Business Combination.

SPV Registration Rights Agreement

Pursuant to the SPV SPA, the Company and an institutional investor entered into a registration rights agreement, dated as of December 24, 2024 (the “SPV RRA”), whereby the Company agreed to provide certain customary shelf and piggyback registration rights with respect to the shares underlying the additional notes issuable pursuant to the SPV SPA under the Securities Act, and the rules and regulations promulgated thereunder, and applicable state securities laws.

2025 SATS Registration Rights Agreement

Pursuant to the SATS SPA, the Company and SATS Credit Fund entered into a registration rights agreement, dated as of March 12, 2025 (the “SATS RRA”), whereby the Company agreed to provide certain customary shelf and piggyback registration rights with respect to the shares underlying the SATS Note and SATS Warrant under the Securities Act, and the rules and regulations promulgated thereunder, and applicable state securities laws.

SZOP Registration Rights Agreement

Pursuant to the Facility, the Company and SZOP entered into a registration rights agreement, dated as of June 16, 2025 (the “SZOP RRA”), whereby the Company agreed to provide certain registration rights with respect to the shares of Common Stock that the Company may issue and sell to SZOP under the Facility.

2026 SATS Registration Rights Agreement

On February 25, 2026, the Company entered into a Purchase Agreement with SATS, pursuant to which SATS purchased from the Company a $13 million senior unsecured promissory note, repayable in cash, bearing interest at 10% per annum (the “New SATS Note”), and 520,000 shares of the Company’s Common Stock (the “Initial Commitment Shares”). The New SATS Note has a one year term and is renewable for an additional one year term upon the mutual consent of the Company and SATS and upon the issuance by the Company to SATS of an additional 520,000 shares of the Company’s Common Stock (the “Renewal Commitment Shares”). Contemporaneously therewith, the Company and SATS entered into a Registration Rights Agreement pursuant to which the Company agreed to provide certain customary registration rights and piggyback registration rights to SATS with respect to the Initial Commitment Shares and the Renewal Commitment Shares.

Election of Directors and Vacancies

Subject to the rights of the holders of any one or more series of preferred stock to elect additional directors under specified circumstances and the terms, the number of directors of our Board is fixed solely and exclusively by our Board, but it initially consists of seven (7) directors, which are divided into three (3) classes, designated Class I, II and III, respectively.

Under our bylaws and except as otherwise provided by our certificate of incorporation, at all meetings of stockholders called for the election of directors at which a quorum is present, a plurality of the votes properly cast is sufficient to elect such directors to the Board.

Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any one or more series of our preferred stock, newly created directorships and any vacancies on our Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and shall not be filled by the stockholders. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified or until their earlier death, resignation, disqualification or removal. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified or until such director’s earlier death, resignation, disqualification or removal.

Subject to the rights, if any, of the holders of any one or more series of our preferred stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding capital stock of Fold then entitled to vote generally in the election of directors.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by Fold, subject, nevertheless, to the provisions of the DGCL, our certificate of incorporation and our bylaws; provided, however, that no bylaw so adopted will invalidate any prior act of the directors which would have been valid if such bylaw had not been adopted.

Quorum; Voting

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, constitutes a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by our certificate of incorporation and bylaws. If, however, such quorum will not be present or represented at any meeting of the stockholders, the person presiding over the meeting or holders of a majority of the voting power present in person, or by remote communication, if applicable, or represented by proxy, has the power to recess or adjourn the meeting from time to time, without notice other than announcement at the meeting or in any other manner permitted by the DGCL, until a quorum will be present or represented. At such recessed or adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at such adjourned meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, our Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Unless a different or minimum vote is required by statute or by the applicable stock exchange rules, or by our certificate of incorporation or our bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter shall be the act of the stockholders. Except as otherwise provided by statute, our certificate of incorporation or our bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote in the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute or by our certificate of incorporation or our bylaws or any applicable stock exchange rules, the holders of a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by our certificate of incorporation or our bylaws or any applicable stock exchange rules, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of the voting power of the shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstention and broker non-votes) on such matter shall be the act of such class or classes or series.

Anti-takeover Effects of the Charter and the Bylaws

Our certificate of incorporation or our bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized above, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq, which would apply if and so long as our Common Stock (or units or Warrants) remains listed on the Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Common Stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Fold by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of our Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any one or more series of our preferred stock, special meetings of the stockholders of Fold, for any purpose or purposes, may be called only by (a) the Chairperson of our Board, (b) the Chief Executive Officer, (c) our Board or (d) the President. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the place, date and time of the meeting, the means of remote communication by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

Our bylaws also provide that unless otherwise restricted by our certificate of incorporation or our bylaws, any action required or permitted to be taken at any meeting of our Board or of any committee thereof may be taken without a meeting, if all members of our Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of our Board or committee.

In addition, our bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Chairperson of our Board or our Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

Our certificate of incorporation provides however, in addition to the votes required by law, that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of Fold entitled to thereon, voting together as a single class:

•        the provisions regarding the two classes of capital stock of Fold and the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock;

•        the provisions regarding the management of Fold, the size of our Board, the election and removal of directors to our Board, the filling of vacancies, preferred stockholder election rights, and bylaw amendments;

•        the provisions regarding the actions of stockholders of Fold, advance notice of business to be brought by stockholders and special meetings of stockholders;

•        the provisions regarding the limited liability of directors or officers of Fold;

•        the provisions regarding the indemnification of the current and former officers, directors, employees and agents of Fold;

•        the provisions regarding exclusive forums for certain actions; and

•        the provisions regarding amending our certificate of incorporation.

Subject to our certificate of incorporation, our Board is expressly empowered to adopt, amend or repeal our bylaws. The stockholders also shall have power to adopt, amend or repeal our bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of Fold required by applicable law or by our certificate of incorporation (including any certificate of designation relating to any series of preferred stock), such action by stockholders shall require the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of Fold entitled to vote thereon, voting together as a single class.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation limits the liability of the directors and officers of Fold to the fullest extent permitted by law, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board.

Under the terms of such indemnification agreements, we are required to, among other things, indemnify each of our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and settlement amounts, to the fullest extent permitted by applicable law, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee, or a person for whom he or she is the legal representative, is or was a director or officer of Fold or any of its subsidiaries or is or was serving at our request as a director, officer, employee or agent for another entity. The indemnification agreements also require us, to the fullest extent not prohibited by law and if so requested, to advance within thirty (30) days of such request all expenses that any of the indemnitees incurred, provided that such indemnitee will return any such advance if it is ultimately determined that such indemnitee is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Forum of Certain Actions

Under our certificate of incorporation, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative action, suit or proceeding brought on behalf of Fold; (B) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Fold, to Fold or its stockholders; (C) any action, suit or proceeding arising out of or pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws; and (D) any action, suit or proceeding asserting a claim against Fold governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law. Unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint.

In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, this provision will not apply to claims or suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity holding, owning or otherwise acquiring any interest in any security of Fold shall be deemed to have notice of and consented to the provisions of our certificate of incorporation.

Warrants

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time. Pursuant to the warrant agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of shares of Common Stock. This means that only a whole Public Warrant may be exercised at any given time by a Public Warrant holder. No fractional Public Warrants will be issued upon separation of the Public Units and only whole Public Warrants will trade. The Public Warrants will expire February 14, 2030, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a Public Warrant unless Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of an Emerald Unit containing such Public Warrant will have paid the full purchase price for the Emerald Unit solely for the share of Common Stock underlying such Emerald Unit.

Redemption of Public Warrants when the price per share of Common Stock equals or exceeds $18.00

We may call the Public Warrants for redemption for cash:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon not less than 30 days’ prior written notice of redemption given after the Public Warrants become exercisable (the “30-day redemption period”) to each Public Warrant holder;

•        if, and only if, the reported last sale price of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the Public Warrants become exercisable and ending three business days before we send the notice of redemption to the Public Warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Warrants.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise its Public Warrant prior to the scheduled redemption date. However, the price of Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, we will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” we will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of the Public Warrants. If we take advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the difference between exercise price of the Price Warrants and the “fair market value” of Common Stock (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of Common Stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption.

Redemption Procedures

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Common Stock is increased by a capitalization or share dividend payable in Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each whole Public Warrant will be increased in proportion to such increase in the outstanding Common Stock.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Common Stock on account of such shares (or other securities into which the Public Warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of Fold with or into another corporation (other than a consolidation or merger in which Fold is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Fold as an entirety or substantially as an entirety in connection with which Fold is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event.

Other Terms

The Public Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Emerald. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

In addition, if (x) Emerald issues additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the Closing at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Emerald Board and, in the case of any such issuance to the Sponsors or its affiliates, without taking into account any Founder Shares held by the Sponsors or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the Closing Date (net of redemptions), and (z) the volume weighted average trading price of Common Stock during the 20 trading day period starting on the trading day prior to the Closing Date (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “Redemption of Public Warrants when the price per share of Common Stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Fold, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Public Warrants and receive Common Stock. After the issuance of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number of shares of Common Stock to be issued to the warrant holder.

SPV Warrants

Effective as of the closing of the Business Combination, Fold issued to an institutional investor (the “Investor”) (i) warrants exercisable for 869,565 shares of Common Stock with an exercise price of $12.50 per share, in exchange for the SPV Series A Warrants, and (ii) warrants exercisable for 500,000 shares of Common Stock with an effective exercise price of $0.001 per share in exchange for the SPV Series B Warrants, and (iii) warrants exercisable for 869,565 shares of Common Stock with an exercise price of $11.50 per share, in exchange for the SPV Series C Warrants. On February 14, 2025, in connection with the closing of the Business Combination, the Investor exercised the Series B Warrants in full for 500,000 shares of Common Stock. On June 16, 2025, the Company entered into that certain Waiver, Amendment and Joinder Agreement which, among other things, reduced the Exercise Price of the Series C Warrants to $9.00 (see the discussion below, under the heading “Waiver, Amendment and Joinder Agreement”).

SATS Warrant

On March 12, 2025, Fold issued to SATS Credit Fund a warrant exercisable for 925,590 shares of Common Stock with an exercise price of $15.00 per share.

Waiver, Amendment and Joinder Agreement

The Company entered into a Waiver, Amendment and Joinder Agreement with its subsidiary, Fold, Inc., a Delaware corporation (“Subsidiary”), and the Investor (the “Waiver and Amendment Agreement”) in connection with (A) that certain Securities Purchase Agreement, dated as of December 24, 2024, by and between the Subsidiary and the Investor (“Securities Purchase Agreement”), pursuant to which, among other things, the Subsidiary issued (i) that certain Senior Secured Convertible Note to the Investor on December 24, 2024, which was exchanged into that certain Senior Secured Convertible Note on February 14, 2025, concurrently with the consummation of the Company’s business combination (the “Note”) and (ii) (a) that certain Series A Warrant, (b) that certain Series B Warrant and (c) that certain Series C Warrant, each of which were initially issued to the Investor on December 24, 2024, and subsequently exchanged into warrants to purchase Common Stock of the Company on February 14, 2025 (the “Warrants”), concurrently with the consummation of the Company’s business combination, and (B) that certain Pledge and Security Agreement, dated as of December 24, 2024, by and among the Investor, as collateral agent, and the Subsidiary, as debtors (the “Security Agreement”).

The terms of the Waiver and Amendment Agreement provide for, among other things: (i) the Shares of Common Stock issuable under the Facility to the Investor to be deemed to be “Excluded Securities” under each of the Securities Purchase Agreement and the terms of the Warrants and terms of the Note; (ii) the Facility to be permitted under the terms of the Securities Purchase Agreement; (iii) the extension of the Interest Date under the Note from the first Trading Day of each Fiscal Quarter to the fifth Business Day after the first Trading Day of each Fiscal Quarter (as each such capitalized term is defined in the Note); (iv) the extension of the Expiration Date of the Series C Warrant from February 14, 2026 to August 14, 2026; (v) a reduction of the Conversion Price of the Note (as defined therein) to $9.00 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events after the date of the Waiver and Amendment Agreement); (vi) a reduction of the Exercise Price of the Series C Warrant (as defined therein) to $9.00 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events after the date of the Waiver and Amendment Agreement). Additionally, in accordance with the terms of the Waiver and Amendment Agreement, at any time that the Company is required to deliver shares of Common Stock to the Investor pursuant to a Conversion Notice (as each such term is defined in the Note), and the Company has not then effected such delivery, then until such time as the Company shall have delivered such shares of Common Stock to the Investor, it shall not consummate any draw-down pursuant to any “equity line of credit” transaction such as under the Advance Notice to the Facility.

In connection with the transactions contemplated by the Waiver and Amendment Agreement, among other things, prior to the Effective Time (as defined therein), the Company and its Subsidiary are obligated to deliver the final, executed Note and Warrants to complete the exchange of such securities together with a joinder and amendment to the Security Agreement and a guaranty (“Guaranty”).

Additionally, the terms of the Waiver and Amendment Agreement provide that as of the Effective Time, the Company is deemed to be a party to the Security Agreement and a “Debtor” for all purposes under the Security Agreement, and shall have all of the obligations of a “Debtor” as if it had executed the Security Agreement. The Company assumed all obligations of a “Debtor” under the Security Agreement and agreed to be bound by, as of the date of the Waiver and Amendment Agreement, every term, representation, warranty, covenant, condition and agreement set forth in the Security Agreement applicable to a “Debtor” thereunder. The Company assigned and granted to the Investor, as collateral agent for itself and on behalf of the Buyers (as defined in the Security Purchase Agreement), a security interest in all assets of the Company, owned as of the date of the Waiver and Amendment Agreement and thereafter acquired, including but not limited to the property of the Company described in clauses (a) through (o) of Section 1 of the Security Agreement.

The Note was extinguished on February 27, 2026.

Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and warrant agent for the Public Warrants is Continental Stock Transfer & Trust Company.

Trading Symbols and Market

Our Common Stock and Public Warrants are listed on the Nasdaq Global Market under the symbol “FLD” and “FLDDW,” respectively.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock, including issuable upon conversion of the Convertible Notes to permit the resale of these shares of Common Stock by the holders of the notes from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Securityholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Securityholders may sell all or a portion of the shares of Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•        on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•        in the over-the-counter market;

•        in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•        through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        short sales made after the date the Registration Statement is declared effective by the SEC;

•        broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

•        a combination of any such methods of sale; and

•        any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell shares of Common Stock under Rule 144, if available, rather than under this prospectus. In addition, the Selling Securityholders may transfer the shares of Common Stock by other means not described in this prospectus. If the Selling Securityholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Securityholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Securityholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Securityholders may pledge or grant a security interest in some or all of the notes or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Securityholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Securityholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Securityholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Selling Securityholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Securityholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the Selling Securityholders will be entitled to contribution. We may be indemnified by the Selling Securityholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Securityholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of Common Stock and Warrants offered by this prospectus has been passed upon for us by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The financial statements of Fold Holdings, Inc. as of and for the year ended December 31, 2025 incorporated by reference in this registration statement have been audited by CBIZ CPAs P.C. (“CBIZ CPAs”), an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Fold Holdings, Inc. as of and for the year ended December 31, 2024 incorporated by reference in this registration statement have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Changes in Registrant’s Certifying Accountant.

On November 1, 2024, CBIZ CPAs acquired the attest business of Marcum LLP (“Marcum”), and substantially all of the partners and staff that provided attestation services for Marcum joined CBIZ CPAs. As such, subsequent to the filing on March 31, 2025 of an amended Current Report on Form 8-K of Fold Holdings, Inc. (the “Company”) containing the audited financial statements of Fold, Inc. for the fiscal year ended December 31, 2024, Marcum resigned and, with the approval of the Audit Committee of the Board of Directors of the Company, CBIZ CPAs was engaged as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

The reports of Marcum regarding Fold Inc.’s financial statements for the fiscal years ended December 31, 2024 and 2023, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2024 and 2023, and through April 12, 2025, the date of resignation, there were (a) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to such disagreement in its report and (b) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions).

Prior to engaging CBIZ CPAs, the Company did not consult with CBIZ CPAs regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by CBIZ CPAs on the Company’s financial statements, and CBIZ CPAs did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing, or financial reporting issue.

The Company provided Marcum with a copy of the Current Report on Form 8-K prior to its filing with the U.S. Securities and Exchange Commission (the “SEC”) on April 15, 2025 and requested that Marcum furnish the Company with a letter addressed to the SEC, pursuant to Item 304(a)(3) of Regulation S-K, stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter, dated April 15, 2025, is filed as Exhibit 16.1 (which is incorporated by reference herein) to the Current Report on Form 8-K filed by the Company with the SEC on April 15, 2025.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.foldapp.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

•        our Annual Report on Form 10-K for the year ended December 31, 2025, filed on March 17, 2026 (including the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed on April 8, 2026);

•        our Current Report on Form 8-K for filed with the SEC on February 27, 2026 (except for the information furnished under Item 7.01 and Exhibit 99.1 thereto); and

•        the description of our securities contained in Exhibit 4.6 to our Annual Report on Form 10-K, including any amendments thereto or reports filed for the purpose of updating such description.

All reports filed by us pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

We also incorporate by reference any future documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) filed by the registrant with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You may obtain copies of any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website, at the address provided above. You may also request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this prospectus), at no cost, by contacting us at the following address or telephone number:

Fold Holdings, Inc.
2942 North 24th Street, Suite 115, #42035
Phoenix, Arizona 85016
(866) 365-3277
Attn: Investor Relations

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and expenses payable by the registrant in connection with the offering and sale of our Common Stock and other securities.

Amount
SEC registration fee		$64,892.92	(1)
FINRA filing fee		*
Accountants’ fees and expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
Printing and engraving expenses		*
Miscellaneous expenses		*
Total	$	*

____________

(1)      Previously paid.

*        These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee.

Item 15. Indemnification of Directors and Officers.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of Common Stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 16. Exhibits and Financial Statement Schedules.

(a)     Exhibits.

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated July 24, 2024, by and among FTAC Emerald Acquisition Corp., FTAC EMLD Merger Sub Inc. and Fold, Inc. (incorporated by reference to Annex A to the Company’s Registration Statement on Form S-4 filed with the SEC on October 7, 2024).

3.1

Third Amended and Restated Certificate of Incorporation of Fold Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2025).

3.2	Amended and Restated Bylaws of Fold Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2025).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 14, 2025).
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 14, 2025).
4.3

Warrant Agreement, dated as of December 15, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 21, 2021).

5.1**	Opinion of Latham & Watkins LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-1 (File No. 333-286294) filed with the SEC on April 1, 2025).

Exhibit No.	Description
21.1	List of Subsidiaries of Fold Holdings, Inc. (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 17, 2026).
23.1*	Consent of CBIZ CPAs P.C.
23.2*	Consent of Marcum LLP.
23.3**	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24**	Power of Attorney (included on signature page to initial filing of this Registration Statement).
101.INS**	Inline XBRL Instance Document-the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.
101.CAL**	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.SCH**	Inline XBRL Taxonomy Extension Schema Document.
101.DEF**	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB**	Inline XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE**	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104**	Cover Page Interactive Data File (as formatted as Inline XBRL and contained in Exhibit 101).
107**	Filing Fee Table.

____________

*        Filed herewith.

**      Previously filed.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

A.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (A)(i), (A)(ii) and (A)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

B.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.      That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.      That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized, on this 7th day of May, 2026.

FOLD HOLDINGS, INC.
/s/ Will Reeves
Name: Will Reeves
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Will Reeves and Wolfe Repass acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Position	Date
/s/ Will Reeves	Chief Executive Officer and Director	May 7, 2026
Will Reeves	(Principal Executive Officer)
/s/ Wolfe Repass	Chief Financial Officer	May 7, 2026
Wolfe Repass	(Principal Financial Officer)
/s/ Lesley Goldwasser	Director	May 7, 2026
Lesley Goldwasser
/s/ Kirstin Hill	Director	May 7, 2026
Kirstin Hill
/s/ Andrew Hohns	Director	May 7, 2026
Andrew Hohns
/s/ Jonathan Kirkwood	Director	May 7, 2026
Jonathan Kirkwood
/s/ Erez Simha	Director	May 7, 2026
Erez Simha
/s/ Bracebridge H. Young, Jr.	Director	May 7, 2026
Bracebridge H. Young, Jr.